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                                                                                                      PAGE 1
                                                                                                      EXHIBIT 12


                                            New York Telephone Company
                                Computation of Ratio of Earnings to Fixed Charges
                                              (Dollars in Millions)



                                              For The
                                            Three Months
                                               Ended
                                             March 31,                  For The Year Ended December 31,
                                                1994           1993       1992       1991       1990       1989
                                            (Unaudited)            Earnings
      Earnings before Interest Expense and
       Cumulative Effect of Change in
       Accounting Principle . . . . . . . .     $236.9         $430.2   $1,219.3   $  911.0   $1,094.9   $  871.4

      Income Taxes. . . . . . . . . . . . .       72.2          (67.8)     342.8      157.2      261.2       96.1

      Estimated Interest Portion of
       Rental Expense . . . . . . . . . . .        9.3           36.3       38.8       37.9       39.1       34.3
         Total Earnings                         $318.4         $398.7   $1,600.9   $1,106.1   $1,395.2   $1,001.8


   Fixed Charges

      Interest Expense. . . . . . . . . . .     $ 74.7         $348.6   $  362.9   $  375.1   $  357.0   $  374.2

      Estimated Interest Portion of
        Rental Expense. . . . . . . . . . .        9.3           36.3       38.8       37.9       39.1       34.3
         Total Fixed Charges                    $ 84.0         $384.9   $  401.7   $  413.0   $  396.1   $  408.5


   Ratio of Earnings to Fixed Charges . . .       3.79           1.04       3.98       2.68       3.52       2.45

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